Filed Pursuant to Rule 433
May 11, 2009
Relating to
Preliminary Prospectus Supplement dated May 11, 2009 to
Prospectus Dated May 8, 2009
Registration Statement No. 333-159071

THE ALLSTATE CORPORATION

6.200% SENIOR NOTES, SERIES A DUE 2014

7.450% SENIOR NOTES, SERIES B DUE 2019

FINAL TERM SHEET

Dated May 11, 2009

Issuer:	The Allstate Corporation
Ratings*:	A3 (Moody’s)/ A- (S&P)/ BBB+ (Fitch)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	May 11, 2009
Settlement Date (T+2):	May 13, 2009
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Goldman, Sachs & Co. (25.0%) Barclays Capital Inc. (22.5%) J.P. Morgan Securities Inc. (22.5%)
Co-Managers:

Banc of America Securities LLC (10%)

Wachovia Capital Markets, LLC (7%)

Morgan Stanley & Co. Incorporated (5%)

Citigroup Global Markets Inc. (4%)

BNY Mellon Capital Markets, LLC (1%)

SunTrust Robinson Humphrey, Inc. (1%)

U.S. Bancorp Investments, Inc. (1%)

The Williams Capital Group, L.P. (1%)
Series A:
Principal Amount:	$300,000,000
Public Offering Price:	99.859% of principal amount
Underwriting Discount:	0.60%
Proceeds, Before Expenses:	99.259%
Maturity Date:	May 16, 2014
Coupon:	6.200%
Benchmark Treasury:	1.875% due April 30, 2014
Spread to Benchmark:	+420 basis points (4.20%)
Treasury Strike:	2.033%
Re-offer Yield:	6.233%
Interest Payment Dates:	Semi-annually on May 16 and November 16, commencing on November 16, 2009
Record Dates:	May 1 and November 1
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 40 basis pts.
CUSIP:	020002 AW1

Series B:
Principal Amount:	$700,000,000
Public Offering Price:	99.728% of principal amount
Underwriting Discount:	0.65%
Proceeds, Before Expenses:	99.078%
Maturity Date:	May 16, 2019
Coupon:	7.450%
Benchmark Treasury:	3.125% due May 15, 2019
Spread to Benchmark:	+430 basis points (4.30%)
Treasury Strike:	3.189%
Re-offer Yield:	7.489%
Interest Payment Dates:	Semi-annually on May 16 and November 16, commencing on November 16, 2009
Record Dates:	May 1 and November 1
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 45 basis pts.
CUSIP:	020002 AX9

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The accompanying prospectus supplement and the accompanying prospectus relate to both the $300,000,000  aggregate principal amount of 6.200% Senior Notes, Series A Due 2014 and the $700,000,000 aggregate principal amount of 7.450% Senior Notes, Series B Due 2019 and, where applicable, references to the notes shall be deemed to be references to the applicable series of notes.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Barclays Capital Inc. toll-free at 1-888-227-2275, Ext. 2663. or J.P. Morgan Securities Inc. collect at 1-212-834-4533.